                                                                     EXHIBIT 2.7

                                                                  EXECUTION COPY

================================================================================

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                                  CGI-AMS INC.

                                       AND

                              OS ACQUISITION CORP.

                           DATED AS OF MARCH 10, 2005

================================================================================

                                TABLE OF CONTENTS

                                                                                         PAGE
1    DEFINITIONS.......................................................................    1

2    SALE OF ASSETS; CLOSING...........................................................    6
     2.1.   Sale of Assets.............................................................    6
     2.2.   Consideration..............................................................    6
     2.3.   Net Current Assets Adjustment to Purchase Price............................    6
     2.4.   Accounts Receivable Adjustment to Purchase Price...........................    7
     2.5.   Release of Escrow Funds....................................................    8
     2.6.   Buyer's Assumption of Liabilities..........................................    8
     2.7.   Closing....................................................................    8
     2.8.   Deliveries by Seller at Closing............................................    9
     2.9.   Deliveries by Buyer at Closing.............................................   10

3    REPRESENTATIONS AND WARRANTIES OF SELLER..........................................   10
     3.1.   Organization and Power.....................................................   10
     3.2.   Authorization..............................................................   10
     3.3.   No Conflict................................................................   11
     3.4.   Title to Purchased Assets..................................................   11
     3.5.   Condition of Purchased Assets..............................................   11
     3.6.   Financial Statements.......................................................   11
     3.7.   Accounts Receivable; Credits...............................................   12
     3.8.   Pre-Bill...................................................................   12
     3.9.   Litigation.................................................................   12
     3.10.  Compliance with Law........................................................   12
     3.11.  Absence of Undisclosed Liabilities.........................................   12
     3.12.  Absence of Certain Changes.................................................   12
     3.13.  Contracts..................................................................   13
     3.14.  Intellectual Property......................................................   14
     3.15.  Real Property..............................................................   16
     3.16.  Environmental Matters......................................................   17
     3.17.  Labor; ERISA...............................................................   17
     3.18.  Taxes......................................................................   18
     3.19.  Relationships with Related Persons.........................................   19
     3.20.  Brokers....................................................................   19
     3.21.  Insurance..................................................................   19
     3.22.  Powers of Attorney.........................................................   19
     3.23.  Debt.......................................................................   19
     3.24.  Solvency...................................................................   19
     3.25.  Corporate Predecessors and Previous Names..................................   20
     3.26.  Affiliates of Seller.......................................................   20
     3.27.  No Options.................................................................   20
     3.28.  Statements not Misleading..................................................   20

4    REPRESENTATIONS AND WARRANTIES OF BUYER...........................................   21
     4.1.   Organization and Power of Buyer............................................   21
     4.2.   Authorization..............................................................   21
     4.3.   No Conflict................................................................   21

5    COVENANTS.........................................................................   21
     5.1.   Conduct of Business........................................................   21
     5.2.   No Contemporaneous Negotiations............................................   23
     5.3.   Consent of Third Parties...................................................   23
     5.4.   Insurance Coverage.........................................................   23
     5.5.   Further Assurances; Cooperation............................................   23
     5.6    Use of Names...............................................................   24
     5.7.   Passage of Title and Risk of Loss..........................................   24
     5.8.   Transfer of Goodwill and Business..........................................   24
     5.9.   Expenses; Transfer Taxes...................................................   24
     5.10.  Taxes......................................................................   24
     5.11.  Employment Matters.........................................................   25

6    CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.......................................   26
     6.1.   Representations and Warranties Accurate; Compliance with Covenants.........   26
     6.2.   Litigation Affecting Closing...............................................   26
     6.3.   Instruments of Sale, Etc...................................................   27
     6.4    Consents...................................................................   27
     6.5    No Material Adverse Effect.................................................   27
     6.6.   Deliveries at Closing......................................................   27

7    CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS......................................   27
     7.1.   Representations and Warranties Accurate; Compliance with Covenants.........   27
     7.2.   Litigation Affecting Closing...............................................   27
     7.3.   Deliveries at Closing......................................................   27

8    TERMINATION.......................................................................   28
     8.1.   Termination Events.........................................................   28
     8.2.   Effect of Termination......................................................   28
     8.3.   Return of Documents........................................................   28

9    INDEMNIFICATION...................................................................   28
     9.1.   Indemnified Losses.........................................................   28
     9.2.   Indemnification by Seller..................................................   28
     9.3.   Indemnification by Buyer...................................................   29
     9.4.   Third Party Claims Against Buyer...........................................   29
     9.5    Third Party Claims Against Seller..........................................   29
     9.6.   Procedures; No Waiver; Exclusivity.........................................   30
     9.7.   Set-Off....................................................................   30
     9.8.   Survival...................................................................   31
     9.9.   Limitations on Indemnification by Seller...................................   32
     9.10.  Exclusive Remedy...........................................................   32

10   MISCELLANEOUS.....................................................................   32
     10.1.  Notices....................................................................   32
     10.2.  Entire Agreement...........................................................   33
     10.3.  Counterparts...............................................................   33
     10.4.  Parties in Interest; Assignment............................................   33
     10.5.  Governing Law..............................................................   33
     10.6.  Schedules and Headings.....................................................   33
     10.7.  Amendment..................................................................   34
     10.8.  Waiver.....................................................................   34
     10.9.  Facsimile Signatures.......................................................   34
     10.10  Press Release..............................................................   34

EXHIBITS AND SCHEDULES

Exhibit A         --      Escrow Agreement
Exhibit B                 Opinion of Counsel to Seller
Exhibit C         --      Bill of Sale, Assignment and Conveyance
Exhibit D         --      Lease Assignments
Exhibit E         --      Assumption of Liabilities
Exhibit F-1       --      Transition Services Agreement
Exhibit F-2       --      Master Services Agreement
Exhibit G         --      Non-Competition Agreement
Exhibit H         --      Assignment and Assumption Agreement

Schedule 1A       --      Assumed Liabilities
Schedule 1B       --      Purchased Assets
Schedule 3.3      --      Consents, Etc.
Schedule 3.4      --      Title to Purchased Assets
Schedule 3.6      --      Reference Date Balance Sheet
Schedule 3.13     --      Contracts
Schedule 3.14     --      Intellectual Property
Schedule 3.15     --      Real Property
Schedule 3.17     --      Labor; ERISA
Schedule 3.20     --      Brokers
Schedule 3.21     --      Insurance Policies
Schedule 3.23     --      Debt
Schedule 3.25     --      Previous Names
Schedule 5.3      --      Consents
Schedule 5.11     --      Severance Obligations

                            ASSET PURCHASE AGREEMENT

      This ASSET PURCHASE AGREEMENT (the "Agreement") is executed as of March 10, 2005, by and between CGI-AMS INC., a Delaware corporation ("Seller"), and OS ACQUISITION CORP., a Delaware corporation ("Buyer") (collectively, the "parties").

                                    RECITALS

      WHEREAS, Seller owns assets comprising the U.S. division of a business unit known as the Services to Credit Union (SCU) business, which business unit provides core banking, data processing, loan origination, loan decisioning, home banking, Internet banking, website hosting, call center and related services to credit unions in the United States, on both a licensed, in-house basis and an outsourced basis (the "Business"); and

      WHEREAS, Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, the assets of the Business, which assets are hereinafter defined as the Purchased Assets, upon the terms and conditions of this Agreement.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

      For purposes of this Agreement, the following terms shall have the following meanings:

      "Accounts Receivable" shall mean the aggregate of (a) all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business, (b) all other accounts or notes receivable of the Business and the full benefit of all security for such accounts or notes, and (c) any cash or payment-in-transit, claim, remedy or other right related to any of the foregoing, in each case, as at the Closing Date.

      "Affiliate" of any Person means any other Person directly or indirectly:
i) controlling; ii) controlled by; or iii) under common control with such Person. For the purposes of this definition, "control", when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings;

      "Agreement" means this purchase agreement, as the same may be amended from time to time, and all schedules and instruments in amendment or confirmation of it; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

      "Assumed Liabilities" shall mean only the duties, liabilities or obligations of the Business, if any, arising after the Closing Date in connection with the items identified on Schedule 1A, except as otherwise noted on Schedule 1A, and shall specifically exclude, among other things, (i) any liabilities for employment, income, sales, property or other Taxes incurred or accrued by the Business prior to the Closing Date or Seller, including without limitation as a result of this transaction; (ii) any fees or expenses incurred by the Business or Seller in connection with this transaction; (iii) any debt, payables or other liabilities to Related Persons other than salary and other payroll related expenses that may be specifically set forth on Schedule 1A; (iv) any liabilities related to any Benefit Plan; (v) any and all liability related to any real property owned or used by the Business or Seller except as specifically set forth in the Lease Assignments; (vi) any litigation pending against the Business or Seller on the Closing Date; (vii) any warranty liability to customers of the Business or Seller arising out of or relating to any breach by the Business or Seller of any obligation to a customer that occurred prior to the Closing; and (viii) any liability or obligation constituting or arising out of any Debt of the Business or Seller that required payment or performance prior to the Closing Date except to the extent specifically set forth on Schedule 1A.

      "Benefit Plans" means with respect to any of the employees of the Business, any group registered retirement savings plan, 401(k), any profit sharing or pension plan, oral or written, whether or not sponsored by Seller, any deferred compensation payables, accrued bonus payables, other accrued liabilities, and any COBRA-related obligations, any phantom stock option, stock option, stock bonus, employee stock purchase, bonus, retirement, severance, deferred compensation, annuity, executive compensation, incentive compensation, educational assistance, health or insurance or other plan, policy or arrangement providing benefits to or with respect to employees or former employees of or independent contractors to the Business, all of which are disclosed as benefit plans on Schedule 3.17.

      "Books and Records" means Seller's material technical, business and financial records, financial books and records of account (other than any document forming part of the Financial Statements), quality control data, machinery and equipment maintenance records, warranty information, sales and marketing information, books, reports, files, lists, drawings, plans, logs, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, title opinions or any other material documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to the Business; provided however that the foregoing shall not be deemed to include the corporate records of Seller comprised of the articles, by-laws, any unanimous share/stockholders agreements and any amendments thereto; minutes of meetings and resolutions of stockholders, directors and any committee thereof; and the stock certificate books, register of shareholders, register of transfers and register of directors.

      "Business" shall have the meaning assigned to it in the preamble.

      "Closing" shall mean the consummation of the purchase and sale transaction described herein.

      "Closing Date" shall mean the date on which the Closing occurs, as specified in Section 2.7.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Current Assets" shall mean all Accounts Receivable and prepaid expenses of Seller and other assets of Seller classified as current assets in accordance with GAAP, to the extent included in the Purchased Assets.

      "Current Liabilities" shall mean all trade accounts payable and deferred revenue obligations (whether categorized as deferred revenue or as customer deposits), accrued sales commissions, accrued costs of sales and amounts owing by Seller to vendors and suppliers for goods and services provided in respect of the Business before the Closing Date but invoiced after the Closing Date, and other debts, liabilities and obligations of Seller in respect of the Business that are classified as current liabilities in accordance with GAAP, to the extent included in the Assumed Liabilities.

      "Debt", as applied to any Person, means: (a) indebtedness or liability of such Person for borrowed money, or with respect to deposits or advances of any kind, or for the deferred purchase price of property or services; (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person for the deferred purchase price of property or services; (e) all obligations of such Person as lessee under capital leases; (f) current liabilities of such Person in respect of the present value of unfunded vested benefits under any employee Benefit Plan; (g) obligations of such Person under letters of credit, bankers acceptances, or comparable arrangements; (h) obligations of such Person arising under acceptance facilities; (i) guaranties; endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any Persons, or otherwise to assure a creditor against loss; (j) all obligations of such Person secured by any Lien on any of such Person's assets or property, whether or not the obligations have been assumed, and (k) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements.

      "ERISA" shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

      "Excluded Assets" shall mean those items listed as such on Schedule 1B hereto.

      "Financial Statements" shall have the meaning assigned to it in Section
3.6.

      "GAAP" shall mean Canadian generally accepted accounting principles consistently applied.

      "Governmental Entity" shall mean (i) any multinational, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

      "Knowledge" - an individual will be deemed to have "Knowledge" of a fact or other matter if:

      (a) such individual is actually aware of that fact or matter; or

      (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

Seller will be deemed to have "Knowledge" of a particular fact or other matter if any of the following persons (collectively, the "Listed Persons") has Knowledge of that fact or other matter (as set forth in (a) and (b) above):

      Carole Kalil - Director, Business Development and Marketing
      Jay Kamp - Director, Application Development
      Paul Mackley - Director, Application Services and Consulting Rodney Matlock - Vice President, Service Delivery
      Susan Spakowski - Director, Finance and Admin
      Mark Stuart - Senior Vice President, Services to Credit Unions

      "Lease Assignments" shall have the meaning assigned to it in Section
2.8(i).

      "Leases" shall mean the real property leases listed on Schedule 3.15.

      "Liens" shall mean all liabilities, claims, liens, charges, pledges, security interests, options, restrictions or other encumbrances of any kind.

      "Material Adverse Effect" means any circumstance, change in, or effect on, the Business that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Business: (a) is, or could be, materially adverse to the business, operations, assets or liabilities (including, without limitation, contingent liabilities), employee relationships, customer or supplier relationships, results of operations or the condition (financial or otherwise) of the Business, or (b) could materially adversely affect the ability of Buyer to operate or conduct the Business in the manner in which it is currently operated or conducted, or contemplated to be conducted, by Seller, or (c) could impair the ability of Seller to consummate the transactions contemplated by this Agreement.

      "Net Current Assets" shall mean the amount of Current Assets included in the Purchased Assets minus the amount of Current Liabilities included in the Assumed Liabilities.

      "Permitted Liens" shall have the meaning assigned to it in Section 3.4.

      "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency or political subdivision thereof).

      "Purchase Price" shall mean the aggregate amount to be paid by Buyer to Seller for the Purchased Assets and includes the cash consideration payable pursuant to Section 2.2(a) and the Escrow Funds payable pursuant to Section 2.2(b).

      "Purchased Assets" shall mean all of Seller's property and assets, whether real, personal or mixed, tangible and intangible, of every kind and description, wherever located, that arise from, relate to, or are used in or necessary for the conduct of the Business including without limitation those items identified on Schedule 1B, but excluding the Excluded Assets.

      "Records" shall mean all books of account, general, financial and accounting records, files, invoices, payment authorizations, correspondence to and from customers, suppliers and payors, and other data and information owned by Seller in respect of the Business.

      "Reference Date" shall mean September 30, 2004.

      "Reference Date Balance Sheet" shall have the meaning assigned to it in
Section 3.6.

      "Related Person" shall mean any officer, director, stockholder of Seller or any holder of five percent (5%) or more of any class of stock of Seller or any member of the immediate family of any such officer, director, stockholder or any entity controlled by any such officer, director, stockholder or by a family member of any such officer, director, stockholder.

      "Taxes" (or "Tax" where the context requires) shall mean all federal, provincial, state, county, city, local, foreign and other taxes (including, without limitation, premium, excise, GST, value added, sales, use, consumption, occupancy, gross receipts, franchise, ad valorem, severance, capital tax, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

                                    ARTICLE 2

                             SALE OF ASSETS; CLOSING

      SECTION 2.1. SALE OF ASSETS. At the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens (except Permitted Liens), good and marketable title to all of the Purchased Assets.

      SECTION 2.2. CONSIDERATION. The Purchase Price shall be US$24,000,000, subject to the adjustments set forth in this Agreement, including without limitation in Sections 2.3 and 2.4 and 5.11 hereof. Buyer shall pay the Purchase Price by delivery in the following manner:

      (a) US$22,200,000.00 in cash by wire transfer of immediately available funds from Buyer to Seller at Closing; and

      (b) US$1,800,000.00 (the "Escrow Funds") in cash by wire transfer of immediately available funds at Closing to U.S. Bank National Association (the "Escrow Agent"), to be held under an escrow agreement in substantially the form of Exhibit A (the "Escrow Agreement"), said Escrow Funds to be paid to Seller on the one (1) year anniversary of the Closing Date in accordance with the Escrow Agreement, but subject to the terms and conditions described in this Agreement, including, without limitation, in Sections 2.3, 2.4, 2.5 and 9.7 hereof.

      SECTION 2.3. NET CURRENT ASSETS ADJUSTMENT TO PURCHASE PRICE.

      (a) Estimated Net Current Assets. Within sixty (60) days following the Closing Date, Buyer will prepare, or cause to have prepared, and deliver to Seller a balance sheet of the Business and a statement of the Net Current Assets of the Business as of the Closing Date. As prepared by Buyer, this statement of the Net Current Assets shall be referred to as the "Estimated Net Current Assets." The Estimated Net Current Assets shall be prepared in accordance with GAAP.

      (b) Objection. The Estimated Net Current Assets shall be deemed accepted by Seller and binding unless Seller sends Buyer a written objection thereto within twenty-one (21) days following Seller's receipt thereof. In the event that Seller delivers a timely written objection as aforesaid, and Buyer and Seller are unable to resolve such objection within twenty-one (21) days after Buyer is notified of Seller's objection, the matters in dispute shall be submitted for final and binding determination to a firm of independent certified public accountants jointly selected by Buyer and Seller (the "Accountants"). The Accountants shall prepare their resolution statement within forty-five (45) days of appointment. In the event that the parties are required to agree on the identity of the Accountants but are unable to do so, then the firm to be used shall be selected by lot from among the "Big 4" accounting firms having offices in the Hartford, Connecticut area, other than those firms which have had a material relationship with Buyer or Seller. The Estimated Net Current Assets proposed by Buyer, as adjusted by agreement of Seller and Buyer or finally determined by the Accountants, as applicable, to reflect the resolution of any timely objections made thereto by Seller in accordance with this paragraph, shall constitute the "Final

Net Current Assets" and shall be binding on the parties hereto. Buyer and Seller shall each pay their own expenses of preparing and analyzing the Estimated Net Current Assets and resolving objections thereto. The fees and expenses of the Accountants used to resolve objections will be borne equally by Buyer on the one hand and Seller on the other hand.

      (c) Access to Information. Solely in connection with the preparation of the Estimated Net Current Assets and the Final Net Current Assets:

            (i) Buyer and Seller shall give each other and each other's accountants reasonable access to the books and records of the Business, and shall cause employees of the Business to cooperate and provide each other with all information reasonably requested, all after receiving reasonable notice from the other party of its requirements and reaching agreement as to mutually convenient times for review; and

            (ii) Buyer and Seller, to the extent within their respective control, shall give to each other and their agents access to the books, financial records, work papers and other materials and documents used or produced in connection with the preparation of the Estimated Net Current Assets and the Final Net Current Assets.

      (d) Final Net Current Assets. In the event that the Final Net Current Assets are less than US$2,000,000 (the difference is referred to as a "Reduction in Net Current Assets"), Seller shall be liable for such difference as a reduction of the Purchase Price. Buyer shall be entitled to set-off the amount of such Reduction in Net Current Assets from the Escrow Funds in accordance with
Section 2.5 and Section 9.7 of this Agreement, and, to the extent the Reduction in Net Current Assets exceeds the amount of the Escrow Funds then available under the Escrow Agreement, Seller shall pay the difference to Buyer within twenty (20) days after receipt of written demand therefor. In the event that the Final Net Current Assets are greater than US$2,000,000 (the excess is referred to as an "Excess in Net Current Assets"), the Purchase Price shall be increased by such difference. Buyer shall pay the difference to Seller within twenty (20) days following the determination of Final Net Current Assets.

      SECTION 2.4. ACCOUNTS RECEIVABLE ADJUSTMENT TO PURCHASE PRICE.

      (a) Receivable Shortfall. Buyer and Seller agree that the Purchase Price payable to Seller shall be reduced to the extent that the Accounts Receivable have not been collected by Buyer within one hundred eighty (180) days following the Closing Date (the "Collection Period").

      (b) Adjustment to Purchase Price. Within thirty (30) days following the end of the Collection Period, Buyer shall prepare and furnish to Seller a statement setting forth the Accounts Receivable and all payments made thereon, calculated as of the end of the Collection Period, and the amount, if any, owing from Seller to Buyer pursuant to Section 2.4(a) (a "Receivable Shortfall"). Seller shall be liable for the Receivable Shortfall. Buyer shall set-off the Receivable Shortfall from the Escrow Funds in accordance with Section 2.5 and
Section 9.7 and, to the extent the amount of the Receivable Shortfall exceeds the amount of the Escrow Funds then available under the Escrow Agreement, Seller shall pay the difference to Buyer within (10) days after receipt of written demand therefor. Upon payment of the Receivable Shortfall, Buyer shall assign to Seller those Accounts Receivable which were uncollected at the end of the Collection Period.

      (c) Collection of Accounts Receivable. Between the Closing Date and the end of the Collection Period, Buyer shall use reasonable efforts consistent with its usual and customary collection practices to collect the Accounts Receivable, provided that Buyer shall not be obligated to resort to litigation.

      (d) Payments in Transit after the Closing. Any payments that are received by Seller after the Closing Date in respect of Accounts Receivable shall be owned by and deemed the property of Buyer, and Seller shall receive such payments in trust for Buyer and shall turn over to Buyer, all such amounts within thirty (30) days of receipt thereof.

      SECTION 2.5. RELEASE OF ESCROW FUNDS.

      (a) Initial Release. Within ten (10) days after the Final Net Current Assets has been determined in accordance with Section 2.3(b) of this Agreement, Buyer shall instruct the Escrow Agent in writing to release to Seller a portion of the Escrow Funds in an amount equal to the lesser of (1) the Net Escrow Funds Available determined as of the date that the Final Net Current Assets amount is determined and after giving effect to any disbursements or required disbursements of Escrow Funds to Buyer on account of a Reduction in Net Current Assets, and (2) the amount of US$350,000 less the Reduction in Net Current Assets, if any (the lesser of (1) and (2) is referred to as the "Initial Release Amount").

      (b) Subsequent Release. Within forty (40) days after the end of the Collection Period, Buyer shall instruct the Escrow Agent in writing to release Escrow Funds in an amount equal to the lesser of (1) the Net Escrow Funds Available as of the last day of the Collection Period, determined after giving effect to any disbursements or required disbursements of Escrow Funds to Buyer on account of a Reduction in Net Current Assets and on account of any Receivable Shortfall, and (2) US$450,000 less the Receivable Shortfall, if any (the lesser of (1) and (2) is referred to herein as the "Subsequent Release Amount").

      (c) Net Escrow Funds Available. For purposes of this Section 2.5, "Net Escrow Funds Available" shall mean, as of any date, the Escrow Funds then held by the Escrow Agent less the amount of all Claimed Set-Offs (as defined in Section 9.7 hereof) as of such date.

      SECTION 2.6. BUYER'S ASSUMPTION OF LIABILITIES. On the terms and subject to the conditions set forth in this Agreement, and in further consideration of the transfer of the Purchased Assets, at the Closing, Buyer shall assume only those duties, liabilities or obligations of the Business included in the Assumed Liabilities and as specifically set forth on Schedule 1A.

      SECTION 2.7. CLOSING. The Closing shall take place at the offices of Buyer's counsel, Shipman & Goodwin LLP, at One Constitution Plaza, Hartford, Connecticut on the date hereof or at such other time and location as the parties hereto shall agree in writing.

      SECTION 2.8. DELIVERIES BY SELLER AT CLOSING. At the Closing, Seller shall convey, transfer, assign and deliver to Buyer all of the Purchased Assets, including in each case good and merchantable title to all personal property included therein, free and clear of all Liens (except Permitted Liens). Seller shall deliver to Buyer:

      (a) Evidence of fulfillment of each of the conditions set forth in Article 6.0;

      (b) The Escrow Agreement fully executed by Seller and Escrow Agent;

      (c) An opinion of counsel to Seller, dated the Closing Date, to the effect and substantially in the form of Exhibit B to this Agreement;

      (d) Bill of Sale and General Conveyance in the form of Exhibit C and such assignments and other instruments of transfer as may be reasonably satisfactory to Buyer's counsel, and with such consents to the conveyance, transfer and assignment thereof as may be necessary to effect the conveyance, transfer, assignment and delivery of the Purchased Assets to Buyer and to vest in Buyer the title to the Purchased Assets and to assure to Buyer the full benefit of the Purchased Assets, including without limitation:

            (i) the transfer of all registered Proprietary Rights of Seller (as such term is defined in Section 3.14 hereof) included in the Purchased Assets and applications therefor; and

            (ii) the consent(s) listed on Schedule 5.3;

      (e) Releases of all Liens (other than Permitted Liens) on the Purchased Assets;

      (f) A Lease Assignment and Assumption Agreement with respect to each Lease, in the form attached hereto as Exhibit D executed by Seller (the "Lease Assignment");

      (g) A Good Standing Certificate of current date for Seller from the jurisdiction of its organization confirming that Seller exists and has not been dissolved;

      (h) A Secretary's Certificate with respect to Seller's Certificate of Incorporation, By-laws, director resolution and officer incumbency, in form and substance satisfactory to Buyer;

      (i) A Transition Services Agreement in the form attached hereto as Exhibit F-1, and a Master Services Agreement in the form attached hereto as Exhibit F-2, each fully executed by Seller;

      (j) A Non-Competition Agreement in the form attached hereto as Exhibit G, fully executed by each of Seller and the other parties set forth in such agreement (the "Non-Competition Agreement");

      (k) An assignment and assumption agreement with respect to the contracts set forth on Schedule 3.13 in the form attached hereto as Exhibit H, fully executed by CGI Group, Inc. and Seller (the "Assignment and Assumption Agreement"); and

      (l) Such other documents and instruments as Buyer or Buyer's counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

      Simultaneously with the delivery referred to in this Section, Seller shall take or cause to be taken all such actions as may reasonably be required to put Buyer in actual possession and operating control of the Purchased Assets.

      SECTION 2.9. DELIVERIES BY BUYER AT CLOSING. At the Closing, Buyer shall deliver to Seller:

      (a) The Escrow Agreement fully executed by Buyer;

      (b) An Assumption Agreement in the form attached hereto as Exhibit E fully executed by Buyer, pursuant to which Buyer assumes, as of the Closing Date, the Assumed Liabilities;

      (c) The Lease Assignments, fully executed by Buyer;

      (d) In accordance with Section 2.2(a) of this Agreement, Buyer shall deliver to Seller an amount equal to US$22,200,000.00, constituting the cash portion of the Purchase Price;

      (e) In accordance with Section 2.2(b) of this Agreement, Buyer shall deliver to the Escrow Agent the Escrow Funds;

      (f) The Transition Services Agreement in the form attached hereto as Exhibit F-1, and the Master Services Agreement in the form attached hereto as Exhibit F-2, each fully executed by Buyer; and

      (g) The Non-Competition Agreement fully executed by Buyer.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Buyer as follows:

      SECTION 3.1. ORGANIZATION AND POWER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Seller has full power and authority to own its properties and conduct the business presently being conducted by it. Seller has full legal power, authority and capacity to execute this Agreement and to consummate the transactions contemplated by this Agreement.

      SECTION 3.2. AUTHORIZATION. The execution, delivery and performance of this Agreement by Seller have been duly authorized and approved by all requisite action on the part of Seller's directors and stockholders. This Agreement constitutes the valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

      SECTION 3.3. NO CONFLICT. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Seller or the Business, or any permit, license or approval of any Governmental Entity in respect of Seller or the Business, (b) conflict with any provision of the Certificate/Articles of Incorporation, By-laws or other organizational document of Seller, (c) result in any violation of, and will not conflict with, or result in a material breach of any terms of, or constitute a default under, any mortgage, charge, license, instrument or agreement to which Seller is a party or by which Seller or any of the Purchased Assets is bound or create any Lien upon any of the Purchased Assets, or (d) except as set forth on Schedule 3.3, require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person, including, without limitation, under any Contract.

      SECTION 3.4. TITLE TO PURCHASED ASSETS. Seller has good, valid and marketable title to all of the Purchased Assets, free and clear of all Liens, except those Liens set forth on Schedule 3.4 ("Permitted Liens"). No other party has any rights or claims to possession of any of the Purchased Assets. None of the Purchased Assets are subject to any option, contract, arrangement or understanding that would restrict Seller's ability to transfer the Purchased Assets to Buyer as contemplated herein. Except as set forth on Schedule 3.4, the Purchased Assets constitute all assets, rights and properties used by Seller to operate, or necessary to operate the Business as operated by Seller prior to Closing. No Related Person of Seller owns, leases or licenses assets, properties or other rights used in the conduct of the Business. All employees engaged in conducting the Business are employees of Seller.

      SECTION 3.5. CONDITION OF PURCHASED ASSETS. All of the tangible property included in the Purchased Assets is in good operating condition and repair, ordinary wear and tear excepted, and in the state of maintenance, repair and operating condition required for the proper operation and use thereof in the ordinary and usual course of business.

      SECTION 3.6. FINANCIAL STATEMENTS. Seller has delivered to Buyer financial information respecting the Business (the "Financial Statements"), as follows:
(i) an unaudited balance sheet as of the Reference Date (the "Reference Date Balance Sheet"), a copy of which is attached hereto as Schedule 3.6; and (ii) unaudited profit and loss statement of the Business for the twelve (12) months ended as of the Reference Date. The Financial Statements fairly present the financial position and results of operations of the Business for the periods then ended and the financial position of the Business at the dates thereof and were prepared in accordance with GAAP; provided, however, the unaudited Financial Statements (i) are subject to normal recurring year-end adjustments and (ii) do not contain all footnote disclosures required by GAAP. The books of account for the Business are and, during the period covered by the Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of the Business, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the Financial Statements.

      SECTION 3.7. ACCOUNTS RECEIVABLE; CREDITS. The Accounts Receivable are bona fide and good, and are collectible in the amounts shown on the books of account of Seller. No Account Receivable has been released by Seller, in whole or in part, so as to reduce its value. There are no outstanding customer credits or allowances (including allowances for bad debts) which have been authorized by Seller prior to the Closing Date. The uncollectibility of any Accounts Receivable resulting in an adjustment to the Purchase Price based on a Receivable Shortfall in accordance with Section 2.4 shall not be considered a breach of the representation and warranty of collectibility contained in this
Section 3.7.

      SECTION 3.8. PRE-BILL. Seller has not pre-billed or received prepayment for products to be sold, services to be rendered, or expenses to be incurred by the Business subsequent to the Closing Date, except in the ordinary course of the Business and consistent with Seller's prior practices with respect to the Business, with a corresponding current liability included on the Reference Date Balance Sheet.

      SECTION 3.9. LITIGATION. There is no suit, action or proceeding pending against or affecting Seller or the employees of Seller or its Affiliates relating to the Business, the Purchased Assets, or the transactions contemplated hereby, nor is there any such suit, action or proceeding threatened against Seller or any of the employees of Seller or its Affiliates. Neither Seller nor the Business are subject to any order of a Governmental Entity.

      SECTION 3.10. COMPLIANCE WITH LAW. Seller has all necessary licenses, permits and other approvals of Governmental Entities necessary to operate the Business as now conducted, each of which is in good standing, and Seller has conducted the Business and properly filed all necessary reports in accordance with applicable laws and regulations.

      SECTION 3.11. ABSENCE OF UNDISCLOSED LIABILITIES. Seller has no liabilities or obligations, either accrued, contingent or otherwise, related to or arising from the Business, nor are there other liabilities or obligations of the Business, which are not reflected in (i) the Reference Date Balance Sheet or
(ii) this Agreement or the Schedules hereto, except as have been incurred in the ordinary course of business since the Reference Date.

      SECTION 3.12. ABSENCE OF CERTAIN CHANGES. Since the Reference Date, neither Seller, with respect to the Business, nor the Business have or will have as of the Closing:

      (a) suffered any adverse change in its financial condition, assets, liabilities, net worth or business from that shown on the Reference Date Balance Sheet that, either individually or in the aggregate, has had a Material Adverse Effect;

      (b) suffered any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting its properties or the Business;

      (c) declared or paid or agreed to declare or pay any dividends or distributions of any cash or other assets of any kind whatsoever;

      (d) mortgaged, pledged, hypothecated or otherwise encumbered any of the Purchased Assets, tangible or intangible;

      (e) sold or transferred any assets, property or rights related to or used in the Business, or canceled or agreed to cancel any of debts or claims related to or arising from the Business, except for fair value, in the ordinary course of business;

      (f) suffered any Material Adverse Effect with respect to the Business' relationships with customers or employees, or with respect to the Business' contracts with customers;

      (g) incurred any commitment (through negotiations or otherwise) or any liability to any labor organization, or been involved in any labor dispute in each case with respect to employees assigned to or who perform services related to the Business;

      (h) increased the amount of Debt or other obligations or liabilities related to the Business by more than US$100,000 in the aggregate;

      (i) entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase a material part of the assets, property or rights of the Business;

      (j) placed any orders for materials, merchandise or supplies for the Business in exceptional or unusual quantities based upon past operating practices or accepted orders from customers of the Business under conditions relating to price, terms of payment, time or delivery, or like matters materially different from the conditions regularly and usually specified on acceptance of orders for similar merchandise or from customers similarly situated, with respect to the Business;

      (k) made any change in the accounting practices or methods followed by it, with respect to the Business;

      (l) engaged in any restructuring; or

      (m) entered into any other transaction, or been involved in any event or experienced any condition of any character, that, either individually or in the aggregate, has had a Material Adverse Effect on any of the Purchased Assets or the Business.

      SECTION 3.13. CONTRACTS. Schedule 3.13 lists all of the contracts, leases, arrangements and understandings including, without limitation, sales orders, purchase orders and distribution agreements, which relate to the Business as it is conducted by Seller, other than the Proprietary Rights Agreements (which are listed on Schedule 3.14) and other than any agreement involving solely the payment or receipt of money by the Business or Seller and involving (and expected to involve for future periods) less than US$5,000 of payments or receipts in any one year (the "Contracts"), each of which was entered into, arrived at or conducted on behalf of Seller with appropriate authority and in accordance with Seller's customary practices. Seller is not and, to Seller's knowledge, the other parties to such Contracts, arrangements and understandings are not in default thereof and all Contracts are valid and in effect. Except as set forth on Schedule 3.31, no customer or supplier of the Business has given any notice or made any threat or otherwise revealed an intent to cancel or otherwise terminate its relationship with the Business, to materially and/or adversely change the relationship, to substantially reduce the volume of business it currently does with the Business or to refuse to renew any Contract when it expires.

      SECTION 3.14. INTELLECTUAL PROPERTY.

      (a) Except as set forth on Schedule 3.14(a), Seller either owns or possesses the irrevocable, perpetual, royalty-free license and other rights to use the Proprietary Rights (as defined in Section 3.14(h) below) used by Seller in connection with the Business or related to any Purchased Asset (the "Business Proprietary Rights"), including, without limitation, the proprietary computer software and programs known as Cyberbranch(R) and Cybersuite, including, without limitation, the related Loan Origination System, Loan Navigator, Dynamic CyberReporting and E-Statement software (collectively, the "CGI Software"), and any Proprietary Rights necessary to develop, manufacture, publish, market, license and sell the CGI Software, reference manuals, CD-ROMs and other materials and products published, marketed or licensed by either Seller (collectively, the "Products"), all of which are in good standing and uncontested and free and clear of any liens or any deposit arrangements and none of the same are owned or licensed or held by any Affiliate or Related Person.

      (b) Except as set forth on Schedule 3.14(b), Seller is not infringing upon or, otherwise acting adversely to, any Proprietary Rights, including trade secrets, owned by any other Person or Persons, in connection with the Business. Except as set forth on Schedule 3.14(b), no claim, suit, demand, proceeding or, investigation is pending or has been asserted and, to the best Knowledge of Seller, no claim, suit, demand, proceeding or investigation is threatened with respect to, based on or alleging infringement of, any such rights of any third party, or challenging the validity or effectiveness of any license for such rights, and there is no basis for any such claim, suit, demand, proceeding or investigation. Except as set forth on Schedule 3.14(b), the Business Proprietary Rights, the CGI Software and the Products do not infringe or violate any Proprietary Rights of any Person. Seller has taken all actions reasonably necessary to maintain and protect the Business Proprietary Rights.

      (c) Schedule 3.14(c) contains a brief description (including the expiration date, renewal provisions and other material terms) of all contracts, agreements, commitments or licenses relating to the Business Proprietary Rights or the Products, including, without limitation, all license agreements (including, without limitation, all forms of "shrink wrap" or "click wrap" and other license agreements), agreements for software acquisition, development agreements, author agreements, publishing agreements and OEM, VAR and other distribution agreements (the "Proprietary Rights Agreements"). Seller has delivered to Buyer true and complete copies of all of the Proprietary Rights Agreements (other than end user agreements on a form provided to Buyer in accordance with Section 3.14(f) below) prior to the execution of this Agreement. To Seller's Knowledge, all of the Proprietary Rights Agreements are in full force and effect and enforceable in accordance with their terms and there is no violation or default under the Proprietary Rights Agreements. To Seller's Knowledge, no event has occurred or circumstance exists which with notice or lapse of time or both would constitute an event of default, or give rise to a right of termination or cancellation, or result in the loss or adverse modification of any right or benefit under any of the Proprietary Rights Agreements. No party to any Proprietary Rights

Agreement has given Seller written notice of or made a claim with respect to, and Seller is not otherwise aware of, any material breach or default under any thereof. There have been no oral or written modifications to the terms or provisions of any of the Proprietary Rights Agreements. No amount payable to Seller or reserved under any Proprietary Rights Agreement has been assigned by Seller or anticipated and no amount payable to Seller under any Proprietary Rights Agreement is in arrears or has been collected in advance and to Seller's Knowledge, there exists no offset or defense to payment of any amount under a Proprietary Rights Agreement. Except as specifically identified on Schedule 3.14(c), no Contract and no Proprietary Agreement contains any non-compete covenant, exclusivity clause or other restriction that would limit Buyer's ability to engage in the Business and market the Products, on an outsourced basis, a licensed, in-house basis or otherwise.

      (d) Seller has the exclusive right to manufacture, develop, publish, market, license or sell the Products (all of which are listed on Schedule 3.14(d)) in any and all media and by print or electronic means. No Person other than Seller may manufacture, develop, publish, market, license or sell the Products without the prior consent of Seller and Seller has not given any such consent and Seller owns, or is the exclusive licensee of, all right, title and interest in and to the Products and the exclusive right to apply for copyright protection therefor. None of the individuals or entities who have performed services in connection with the development of any of the Products, as employees or as independent contractors holds any proprietary rights with respect to such Products. To the Knowledge of Seller, except as set forth on Schedule 3.14(d), each of such employees and independent contractors has signed a nondisclosure and invention assignment agreement with or for the benefit of Seller.

      (e) Schedule 3.14(e) contains a true and complete list of all software owned, developed, published or sold by Seller and which is used, sold or licensed by the Business, including, without limitation, the CGI Software, with all such software owned by Seller designated by an asterisk (*) (the "Business Software"), as well as a description of any software included or embedded in any of the Business Software and which requires the consent (whether subject to royalty or otherwise) of a party other than Seller in order for any such Business Software to be sold, licensed, updated, enhanced or modified or integrated with the software by the Business, together with true and correct copies of all contracts between or among Seller, on the one hand, and any author or licensor of the software, on the other hand.

      (f) There has been no publication or public distribution by Seller (or the Business) of any of the source codes of any of the Business Software that would in any way affect the right of the Business to seek copyright protection for the Business Software. Schedule 3.14(f) contains true and correct copies of each form of license agreement which has been used by the Business, in connection with the marketing, license and distribution of the Business Software. Each end user of the Business Software has either signed a license agreement or has acquired the Business Software pursuant to a so-called "shrink wrap" or "click wrap" license with Seller. With respect to any contracts pertaining to the Business Software entered into by Seller, Seller has licensed the Business Software and not sold it, thus retaining ownership of the Business Software. Seller is not aware of any claims actually or purporting to be within the scope of the warranty coverage afforded to purchasers of any of the Business Software, or of any efforts, omissions or failures to perform. Schedule 3.14(f) sets forth all of the currently known bugs in any of the Business Software.

      (g) Schedule 3.14(g) contains a true and complete list of all trademarks, trademark registrations, and applications therefor, service marks, service names, trade names, domain names, patents and patent applications, copyrights and copyright registrations, and applications therefor, included in the Business Proprietary Rights, or otherwise wholly or partially owned, licensed, held or used in the conduct of the Business.

      (h) For purposes hereof, "Proprietary Rights" shall mean know-how, invention rights, technology or other intellectual property, including, without limitation, all trade secrets, customer and vendor information, lists and databases, including, without limitation, customer, mailing and subscription lists, proprietary processes, methods and apparatus, information not known to the general public, any literary work, whether or not copyrightable, ideas, concepts, designs, discoveries, formulae, patents, patent applications and statutory invention rights, product and service developments, inventions, improvements, processes, disclosures, trademarks, trademark applications, trade names, fictional business names, service marks, copyrights, copyright applications, logos, trade dress, all rights in internet web sites and internet domain names, software, source codes and materials, object codes and materials, algorithms, techniques, architecture, mask work rights, prototypes, engineering and design models, technical information, specifications and materials in whatever form or media recording or evidencing technology or proprietary information, information with respect to firmware and hardware, and any information relating to any product or program which has either been developed, acquired or licensed for or by Seller, including the maintenance, modification or enhancement thereof and all publishing and manufacturing information (including with respect to custom chips, boards and other components) and all license agreements (whether as licensor or licensee) relating thereto.

      SECTION 3.15. REAL PROPERTY. Schedule 3.15 describes all leases of real property used, in whole or in part, by the Business. Seller has delivered to Buyer a true, correct and complete copy of the Leases and any and all ancillary documents pertaining thereto (including, but not limited to, all amendments, consents for alterations and documents recording variations and evidence of commencement dates and expiration dates). The Leases are legal, valid, binding, enforceable against Seller and in full force and effect and represent the entire agreement between the landlord thereunder and Seller with respect to the property subject thereto. To Seller's Knowledge, nothing impairs Seller's ability to enforce its rights under the Leases against the applicable landlord. Seller has not received any notice of a breach or default under the Leases, and Seller has not granted to any other Person any rights, adverse or otherwise, under the Leases. Seller is not, nor (to the Knowledge of Seller) is any other party to the Leases, in breach or default in any material respect, and, to the Knowledge of Seller, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under any of the Leases. The rental set forth in each of the Leases is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. Other than the leasehold interests created by the Leases, Seller holds no interests in real property of any kind that are held or used in connection with the Business. The premises subject to the Leases are not subject to any zoning ordinance, outstanding work orders or directions requiring any work, repairs, construction or capital expenditures, Lien, or other restriction or encumbrance which would have a Material Adverse Effect on the Business or the use and enjoyment of such property in the manner in which such property is currently used and enjoyed. To Seller's Knowledge, there is no planned or threatened taking or condemnation of all or any part of such premises. The buildings and structures located on any real property used by Seller in the operation of the Business are in compliance with applicable sanitation, health and safety legislation and regulations and are not subject to any orders or direction of a sanitation or occupational health and safety authority or similar body.

      SECTION 3.16. ENVIRONMENTAL MATTERS. Seller is not now nor has been in the past in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety in connection with the premises subject by the Leases or the conduct of the Business, and no material expenditures are or will be required from lessees in order to comply with any such existing statute, law or regulation in connection with the premises subject to the Leases or the conduct of the Business. No Hazardous Materials (as defined below) are used or have been used, stored, or disposed of by or in connection with the Business or, to the Knowledge of Seller, by any other Person on any real property subject to Leases, or owned or occupied by Seller in connection with the Business. For the purposes of the preceding sentence, "Hazardous Materials" shall mean (a) materials which are listed or otherwise defined as "hazardous" or "toxic" under any applicable local, state, federal and/or foreign laws and regulations that govern the existence and/or remedy of contamination on property, the protection of the environment from contamination, the control of hazardous wastes, or other activities involving hazardous substances, including building materials or (b) any petroleum products or nuclear materials.

      SECTION 3.17. LABOR; ERISA. (a) Except as set forth on Schedule 3.17, Seller is not, nor, as of the Closing Date will be, a party to any employment, severance or consulting agreement or to any collective bargaining agreement, nor are its employees members of a collective bargaining unit or union, nor has there been any unionization activity, in each case related to the employees of the Business (the "Business Employees"). With respect to the Business Employees, Seller has complied with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining, and the payment of unemployment, employment insurance, workers' compensation, Social Security, payroll, withholding and similar Taxes, with respect to Business Employees and is not liable for any arrears of wages, compensation fund contributions or any Taxes or penalties for failure to comply with such laws with respect to Business Employees. Schedule 3.17 attached hereto contains a list of all Business Employees at the Closing Date with their respective employers (i.e. the entity who is their current employer), current salaries or hourly rates, any commission or bonus compensation owing or received during the last twelve (12) months job description, length of employment or date of hire, dates and amounts of the most recent increases in salary, accrued vacation and all other amounts owing to all employees, and a description of all benefits provided to Business Employees. No Business Employee has given any notice or made any threat, or otherwise revealed an intent, to cancel or otherwise terminate his or her relationship with the Business or indicated an intention not to accept employment with Buyer, if employment is offered. Subject to applicable statutory rights, there exists no written contracts of employment with any of the Business Employees or any oral contracts of employment which are not terminable on the giving of reasonable notice and/or severance pay in accordance with applicable law and no inducements to accept employment with any party were offered to any Business Employees which have the effect of increasing the period of notice of termination to which any such employee is entitled. Seller and each Affiliate of Seller who has employed Business Employees has deducted and remitted to the relevant governmental authority or entity all income taxes, unemployment insurance contributions, employer health tax remittances and any taxes or deductions or other amounts which it is required by statute or contract to collect and remit to any governmental authority or other entities entitled to receive payment of such deduction with respect to the Business Employees. All Business Employees have been paid to the date of this Agreement all amounts payable on account of salary, bonus, payments and commissions.

      (b) Schedule 3.17 lists "employee Benefit Plans" as defined in Section 3(3) of ERISA and any other plans in which Business Employees, or any beneficiary thereof, is entitled to participate or to receive benefits (including without limitation, equity, deferred compensation, severance, retirement, and medical or life insurance). Seller has furnished Buyer with a complete and accurate copy of each such plan. No such plan requires Buyer to assume any employment, compensation, fringe benefit, pension, profit sharing or deferred compensation agreement or plan in respect of any employee, and Seller does not or has not contributed to or maintained a "multiemployer plan" (as defined in ERISA Section 3(37)) with respect to the Business Employees.

      SECTION 3.18. TAXES.

      (a) Seller has prepared and filed or caused to be prepared and filed, all federal, state, provincial, local and foreign returns, estimates, information statements and reports, including without limitation, all informational returns ("Returns") relating to any and all Taxes concerning or attributable to the Purchased Assets or the Business ("Business-Related Taxes") which Seller is required to file on or before the Closing and such Returns were true and accurate in all material respects and were completed in accordance with applicable law when filed.

      (b) Seller has (i) paid all Business-Related Taxes it is required to pay and (ii) withheld with respect to Business Employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld, and Seller has not been delinquent in the payment of any such Tax nor is there any Tax deficiency outstanding, proposed or assessed against Seller with respect to such Taxes.

      (c) No audit or other examination of any Return of Seller is presently in progress with respect to Business-Related Taxes, nor has Seller been notified of any request for such an audit or other examination.

      (d) Seller has no liabilities for unpaid Business-Related Taxes which have not been accrued or reserved against on the Reference Date Balance Sheet, whether asserted or unasserted, contingent or otherwise, and Seller has no Knowledge of any basis for the assertion of any such liability.

      (e) The transactions contemplated herein are not subject to the tax withholding provisions of Code Section 3406 or Subchapter A of Chapter 3 of the Code, or any other provision of law, or if they are subject to such provisions, such provisions have or shall at the time of Closing have been satisfied.

      SECTION 3.19. RELATIONSHIPS WITH RELATED PERSONS. No Affiliate, nor any Related Person has any interest in any property (whether real, personal, or mixed and whether tangible or intangible) used in or pertaining to the Business. Neither Seller nor any Affiliate or Related Person of Seller is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Business, or (b) engaged in competition with the Business. No Affiliate or Related Person of Seller is a party to any Proprietary Agreement or Contract.

      SECTION 3.20. BROKERS. Except as set forth on Schedule 3.20, there are no claims for brokerage commissions, finder's fees or similar compensation arising out of or due to any act of or on behalf of Seller in connection with the transactions contemplated by this Agreement.

      SECTION 3.21. INSURANCE. The Business and the Purchased Assets are insured with respect to all events occurring prior to the Closing Date, in amounts and against risks that are commercially reasonable. All of such insurance policies and bonds covering the Business are in full force and effect and no written notice of termination of any such insurance policies or bonds has been received by Seller. Seller has not received any written communication or other written notice regarding any actual or possible refusal of any coverage or rejection of any claim related to the Business, nor has Seller failed to either give any notice or present any claim under any such insurance policy in due and timely fashion.

      SECTION 3.22. POWERS OF ATTORNEY. No Person has any power of attorney to act on behalf of Seller in connection with any of the Purchased Assets or the Business other than such powers to so act as normally pertain to the officers of Seller.

      SECTION 3.23. DEBT. Set forth in Schedule 3.23 hereto is a complete and correct list of all Debt of Seller related to or arising from the Business, other than trade debt incurred in the ordinary course of business, none of which is overdue unless such trade debt is being contested diligently and in good faith by appropriate proceedings and appropriate cash reserves have been established therefor. The maximum principal or face amounts of the obligations set forth, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

      SECTION 3.24. SOLVENCY.

      (a) Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of Seller exceeds the present fair saleable value of Seller's assets or Seller is unable to pay its obligations as they become due.

      (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its remaining liabilities as they become due in the usual course of its business;
(ii) Seller will not have unreasonably little capital, given its circumstances;
(iii) Seller will have assets (calculated at fair market value) that exceed its remaining liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages which are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller after Closing, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such liabilities, debts and judgments promptly in accordance with their terms.

      SECTION 3.25. CORPORATE PREDECESSORS AND PREVIOUS NAMES. Set out in
Schedule 3.25 is a list of all corporate predecessors of Seller and all previous corporate (and business) names of Seller and its predecessors, and of all Persons who have owned any of the Purchased Assets while used in the operation of the Business or who have operated the Business, together with all names used by them, in each case since December 31, 2000.

      SECTION 3.26. AFFILIATES OF SELLER. Except as set forth on Schedule 3.26, no Affiliate of Seller (i) owns, leases, licenses or has other rights to any assets, rights or property used by or necessary to operate the Business, (ii) has any liabilities or obligations, accrued, contingent or otherwise, which directly result from the operation of the Business (as opposed to general corporate, tax and similar liabilities of Seller that do not relate specifically to the Business), (iii) is party to, or bound by, or a beneficiary under any contract, lease, arrangement or understanding which relates to the Business,
(iv) owns, licenses or has other rights to any Proprietary Rights used in connection with the Business or related to the Purchased Assets, (v) has obtained a registered trademark or tradename or filed a trademark or tradename application for the names Cyber Branch, Cyber Suite, Loan Navigator, Cyber Reporting or any similar name in Canada, (vi) owns, licenses or has other rights to any CGI Software, the Products or any other software used, sold or licensed by the Business or any derivative, revision, version, improvement or refinement of any of the foregoing, or (vii) is party to, bound by, or a beneficiary under any contract, agreement, commitment or license relating to Proprietary Rights used in connection with the Business or related to the Purchased Assets.

      SECTION 3.27. NO OPTIONS. No Person other than Buyer has any agreement or option or any right capable of becoming an agreement or option for the purchase from Seller of any portion of the Purchased Assets or the Business.

      SECTION 3.28. STATEMENTS NOT MISLEADING. To Seller's Knowledge, Seller and its Affiliates have fully complied with all of Buyer's (and Buyer's counsel's) due diligence requests and have provided Buyer with all information and documentation requested by Buyer and Buyer's counsel, or have expressly indicated in response to a request that the required information and documentation, while it may exist, is not being provided. Seller has disclosed all facts, events or transactions which are material to the Purchased Assets and the Business. No representation or warranty of Seller or document furnished by Seller or by any Affiliate of Seller hereunder is false or inaccurate in any material respect or contains any untrue statement of a material fact or omits to state any fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants to Seller, as of the Closing Date, as follows:

      SECTION 4.1. ORGANIZATION AND POWER OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to own its properties and conduct the business presently being conducted by it, to execute this Agreement, and to consummate the transactions contemplated by this Agreement.

      SECTION 4.2. AUTHORIZATION. The execution, delivery and performance of this Agreement by Buyer have been duly authorized and approved by all requisite action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws relating to or limiting creditors' rights generally and by equitable principles.

      SECTION 4.3. NO CONFLICT. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not, (a) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to Buyer, or any permit, license or approval of any Governmental Entity, (b) conflict with any provision of Buyer's certificate of incorporation, Bylaws or other organizational or organic document, (c) result in any violation of, and will not conflict with, or result in a breach of any terms of, or constitute a default under, any mortgage, instrument or agreement to which Buyer is a party or by which Buyer is bound, or (d) require any notice to, or consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other third party, which, in the case of clause (c) or
(d), would have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

                                    ARTICLE 5

                                    COVENANTS

      SECTION 5.1. CONDUCT OF BUSINESS. During the period from the date of this Agreement and continuing until the Closing, Seller agrees (except as expressly provided in this Agreement or the Schedules hereto or to the extent that Buyer shall otherwise consent in writing) that it and its Affiliates:

      (a) shall carry on the Business in the ordinary course in substantially the same manner as presently conducted, maintain the Records in substantially the same manner as presently maintained, and preserve the relationships of the Business with its customers, suppliers and employees (at current salary levels);

      (b) shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Purchased Assets having an individual or aggregate value in excess of US$100,000;

      (c) shall not acquire any material capital asset for use in the operation of the Business ("material" for purposes of this paragraph shall mean any capital asset whose acquisition price or fair market value is in excess US$100,000);

      (d) shall not enter into or assume any pledge or other title retention agreement, or permit any Lien other than Permitted Liens to attach upon any of the Purchased Assets;

      (e) shall maintain and keep in good order and repair in a manner consistent with prior practices, subject to reasonable wear and tear, all of the Purchased Assets;

      (f) shall not solicit or accept advance payments from customers of the Business for services or goods which are to be performed or delivered by the Business subsequent to the Closing Date, except in the ordinary course of business consistent with prior practices;

      (g) shall not enter into any contract, commitment or agreement which either individually or in the aggregate would have a Material Adverse Effect upon the Business or the Purchased Assets, or amend, modify adversely, cancel, rescind, revoke or terminate any of the Contracts;

      (h) shall not incur any additional indebtedness related to the Business or the Purchased Assets except in the ordinary course of business;

      (i) shall not materially increase the level of compensation or employee benefits of any Business Employee;

      (j) shall not take any action that would or might result in any of its representations and warranties set forth in this Agreement becoming untrue (including the accuracy of the Schedules), any of the conditions to Closing set forth in Article 6 not being satisfied, or the Business or any of the Purchased Assets becoming materially less valuable;

      (k) shall comply with all laws, rules and regulations of any Governmental Entity applicable to the Purchased Assets or the conduct of the Business and shall maintain its good standing under all permits and licenses necessary to conduct the Business;

      (l) shall promptly advise Buyer in writing of the occurrence of any matter or event that is material to the Business, the Purchased Assets, the Closing conditions or the representations and warranties of Seller in this Agreement.

      SECTION 5.2. NO CONTEMPORANEOUS NEGOTIATIONS. Pending the Closing, Seller shall not (i) directly or indirectly through any other party engage in any negotiations with or provide any information to any other person, firm or corporation with respect to an acquisition transaction concerning the Business or the Purchased Assets, or (ii) directly or indirectly through any other party solicit any proposal relating to the acquisition of the Business or the Purchased Assets. Seller will promptly notify Buyer of any inquiry or proposal received by Seller with respect to such a transaction, including information as to the identity of the parties making such inquiry or proposal and the specified terms of such inquiry or proposal, as the case may be.

      SECTION 5.3. CONSENT OF THIRD PARTIES. Seller shall obtain, as soon as practicable after the date hereof, but in any event prior to the Closing Date, the consent in writing of Person(s) listed on Schedule 5.3 to the transactions contemplated by this Agreement. Seller acknowledges and agrees that in no event shall Buyer be liable to Seller (or its Affiliates) for, or subject to a claim for indemnification for, Losses (as such term is defined in Section 9.1 hereof) arising from the failure to obtain the consent in writing of any Person to the assignment of any contract, agreement, obligation, lease, permit, license or other undertaking included in the Purchased Assets.

      SECTION 5.4. INSURANCE COVERAGE. Insurance coverage for the Business consistent with Section 3.21 hereof shall be maintained in effect by Seller between the date hereof and the Closing Date.

      SECTION 5.5. FURTHER ASSURANCES; COOPERATION.

      (a) Seller will, and will cause its Affiliates to, provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested by Buyer as necessary to assure to Buyer all the rights and interests granted or intended to be granted under this Agreement. Seller shall, and will cause its Affiliates to, take or shall cause to be taken such other reasonable actions as Buyer may require more effectively to transfer, convey and assign to, and vest in, Buyer, and put Buyer in possession of, the Purchased Assets and the Business as contemplated by this Agreement. In the event that any of the Purchased Assets cannot be fully and effectively transferred to Buyer without the consent of a third party or parties, including, without limitation, the consent of each landlord under any Lease, and if at the Closing Buyer shall have waived their right to receive at the Closing such consent, Seller shall thereafter be obligated to use its best efforts to assure to Buyer the benefits of such contract, commitment, other arrangement or other Purchased Asset.

      (b) Each party to this Agreement has, prior to the Closing and will continue until December 31, 2006, to permit the appropriate officers, employees and accountants of the other party to meet with its respective officers, employees and accountants responsible for its internal controls and the disclosure controls and procedures of and to discuss such matters as such party may deem necessary or appropriate for the parties to satisfy their respective obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2003 and any rules and regulations relating thereto, and similar Canadian laws and regulations, all with respect to the Business.

      (c) Notwithstanding the foregoing, Buyer agrees that it will promptly grant to Seller and/or an Affiliate designated by Seller a perpetual, non-exclusive, non-transferable, royalty-free license with no right to market, sell, license or otherwise distribute on a stand-alone basis the software designated on Schedule 3.14(a) as embedded (the "Embedded Software") in certain software products sold or licensed by Seller's Canadian Affiliates, such that Seller and/or such Affiliate may continue to service the Canadian products with the Embedded Software embedded in it, and may continue to market such Canadian software products with the Embedded Software embedded in them. Such license shall be on an "as-is" basis without representation, warranty or indemnity of any kind.

      SECTION 5.6. USE OF NAMES. From and after the Closing Date, neither Seller nor any Affiliate of Seller shall use the names Cyberbranch(R) and Cybersuite, including, without limitation, the related Loan Origination System, Loan Navigator and Dynamic CyberReporting, or any similar name.

      SECTION 5.7. PASSAGE OF TITLE AND RISK OF LOSS. Legal title, equitable title, and risk of loss with respect to the property and rights to be transferred hereunder shall not pass to Buyer until the property or right is transferred at the Closing and possession thereof is delivered to Buyer.

      SECTION 5.8. TRANSFER OF GOODWILL AND BUSINESS. From and after the Closing Date, Seller shall, when requested to do so by Buyer, provide its full cooperation and good faith assistance to effectuate a smooth transfer of the Business and goodwill to Buyer.

      SECTION 5.9. EXPENSES; TRANSFER TAXES. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Any sales, use, franchise, conveyance or other transfer Tax which becomes payable by any of the parties to this Agreement as a result of the conveyance and transfer from Seller to Buyer of the Purchased Assets or otherwise as a result of the transactions contemplated hereby and any other transfer or documentary Taxes or any filing or recording fees applicable to such conveyance and transfer shall be paid by Seller, and Seller shall promptly provide Buyer with proof of payment of such Taxes.

      SECTION 5.10. TAXES.

      (a) Continuing Obligation. Seller shall be responsible for and pay or cause to be paid when due all Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business relating or pertaining to the period (or that portion of any period) ending on or prior to the Closing Date. Seller shall continue to timely file within the time period for filing, or any extension granted with respect thereto, all of Seller's Returns required to be filed in connection with the Purchased Assets and the Business, and such Returns shall be true and correct and completed in accordance with applicable laws.

      (b) Status at Closing. At Closing, Seller shall have (i) paid or cause to be paid all Taxes attributable to, levied or imposed upon or incurred in connection with the Purchased Assets or the Business it is required to pay as of such time, and (ii) withheld with respect to Business Employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld as of such time, if any.

      (c) Tax Elections. No new elections with respect to Business Taxes, or any changes in current elections with respect to Business Taxes, affecting the Purchased Assets or the Business shall be made by Seller after the date of this Agreement without the prior written consent of Buyer.

      (d) Cooperation and Records Retention. Seller and Buyer shall each (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to liability for Business Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such Return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Return of the other for any period. Without limiting the generality of the foregoing, Buyer and Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Returns, supporting work schedules and other records or information which may be relevant to such Returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.

      SECTION 5.11. EMPLOYMENT MATTERS.

      (a) Except as specifically provided in this Section 5.11, Seller shall be responsible for any salary, wages, bonuses, commissions, vacation with pay, banked or unused sick days, pension benefits or other employee benefits due or accruing due to, or for any or other such costs or amounts payable to or associated with, all Business Employees for all periods through Closing (collectively "Employee Remuneration").

      (b) For purposes of this Agreement, "Designated Employees" shall mean the Business Employees whom Buyer wants to hire at Closing for purposes of carrying-on the Business post-Closing. The Designated Employees are listed as such on Schedule 5.11. Seller shall cooperate with Buyer in Buyer's efforts to hire all Designated Employees and the Buyer shall offer the Designated Employees employment with aggregate compensation and benefits that, when taken as a whole, are not materially less favorable to each Designated Employee than his or her current aggregate compensation and benefits (it being understood that certain components of compensation and certain benefits may be better and others worse, but that when balanced against one another and taken as a whole, the aggregate compensation and benefits will be materially equivalent). The Designated Employees who accept Buyer's offer of employment are referred to as the "Hired Employees." The employment of all Hired Employees by Seller shall be deemed to have ended effective upon the Closing. Seller shall, consistent with its normal payroll practice, pay all compensation or other money due to such Hired Employees with respect to their employment and termination by Seller through and including the Closing Date. Seller shall, and hereby does, release the Hired Employees (i) from all employment obligations to Seller, and (ii) from their obligations under any non-competition or confidentiality agreement in favor of Seller, to the extent necessary to allow them to become employed by Buyer.

      (c) For purposes of this Agreement, "Non-Designated Employees" shall mean Business Employees whom Buyer does not want to hire at Closing. The Non-Designated Employees are listed as such on Schedule 5.11. Seller intends to terminate the employment of such the Non-Designated Employees as of the Closing. Based on information provided by Seller, Schedule 5.11 sets forth the severance payments that Seller will be required by the terms of its existing severance agreements or policies to make to the Non-Designated Employees upon the termination of their employment at Closing. Buyer agrees to pay to Seller an amount equal to one-half of the aggregate severance payments payable to the Non-Designated Employees as a result of their termination of employment at Closing, provided, however, that (1) the amount payable to each Non-Designated Employee shall not exceed the amount set forth on Schedule 5.11 for such Non-Designated Employee, and (2) in the event that the aggregate amount of such severance payments exceeds US$340,000 (such that Seller's share reaches US$170,000), Buyer shall pay Seller 100% of the amount paid in excess of US$170,000. Seller shall provide to Buyer within 45 days of the Closing a report setting forth the severance payments actually made to Non-Designated Employees, along with a calculation of Buyer's resulting obligation to Seller. Subject to the resolution of any disputes over such report and calculation, Buyer shall pay to Seller the amount owing on or before the date that is 60 days after Closing.

                                    ARTICLE 6

                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

      All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

      SECTION 6.1. REPRESENTATIONS AND WARRANTIES ACCURATE; COMPLIANCE WITH COVENANTS. All representations and warranties of Seller contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date, except as otherwise specifically contemplated by this Agreement and except that if any representation or warranty is qualified by materiality or with reference to Material Adverse Effect, then each such representation or warranty shall be true in all respects. Seller shall have complied in all material respects with all covenants and conditions required to be performed or complied with by them prior to or at the Closing Date. Seller shall furnish Buyer with an appropriate certificate to the foregoing effect as of the Closing Date.

      SECTION 6.2. LITIGATION AFFECTING CLOSING. No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

      SECTION 6.3. INSTRUMENTS OF SALE, ETC. Seller shall have executed and delivered to Buyer such instruments of sale, conveyance, transfer and assignment satisfactory to counsel for Buyer as are necessary or desirable to vest in Buyer title to all of the Purchased Assets.

      SECTION 6.4. CONSENTS. All authorizations, approvals, permits or consents of any Governmental Entity or third Person listed on Schedule 5.3 necessary for the consummation of the transactions contemplated by this Agreement shall have been duly obtained by Seller in writing, shall be effective on the Closing Date, and shall have been delivered to Buyer.

      SECTION 6.5. NO MATERIAL ADVERSE EFFECT. There shall not have occurred any event listed in Section 3.12 that would have a Material Adverse Effect on the Business, the Purchased Assets or the Assumed Liabilities.

      SECTION 6.6. DELIVERIES AT CLOSING. Seller shall have delivered to Buyer, fully executed by all applicable parties, each of the items specified in Section
2.8 of this Agreement.

                                    ARTICLE 7

                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

      All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

      SECTION 7.1. REPRESENTATIONS AND WARRANTIES ACCURATE; COMPLIANCE WITH COVENANTS. All representations and warranties of Buyer contained in this Agreement shall have been true in all material respects when made and shall be true in all material respects at and as of the Closing Date, except as otherwise specifically contemplated by this Agreement and except that if any representation or warranty is qualified by materiality or with reference to Material Adverse Effect, then each such representation or warranty shall be true in all respects. Buyer shall have performed and complied in all material respects with all covenants and conditions required to be performed or complied with by it prior to or at the Closing Date.

      SECTION 7.2. LITIGATION AFFECTING CLOSING. No action, suit or proceeding shall be pending or threatened by or before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

      SECTION 7.3. DELIVERIES AT CLOSING. Buyer shall have delivered to Seller, fully executed by Buyer, each of the items specified in Section 2.9 of this Agreement.

                                    ARTICLE 8

                                   TERMINATION

      SECTION 8.1. TERMINATION EVENTS. This Agreement may be terminated by written notice on or before the Closing Date:

      (a) by the mutual consent of the parties hereto; or

      (b) by Buyer, if the conditions set forth in Article 6 are not satisfied (or are incapable or being satisfied) on or before March 31, 2005, without fault of Buyer; or

      (c) by Seller, if the conditions set forth in Article 7 are not satisfied (or are incapable of being satisfied) on or before March 31, 2005 without fault of Seller.

      SECTION 8.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of Buyer, Seller, their respective officers or directors, except that the agreements contained in
Section 8.3 hereof shall survive the termination hereof and any confidentiality or non-disclosure agreements between Buyer and Seller or its Affiliates shall survive in accordance with their terms.

      SECTION 8.3. RETURN OF DOCUMENTS. In the event that the sale of the Purchased Assets is not consummated for any reason whatsoever, or if this Agreement is terminated for any reason whatsoever, each party will return to the other party on a timely basis all documents, agreements, instruments or other written information concerning the other party that was obtained from such other party, or to the extent permitted by law will destroy the same and provide to the other party written certification of such destruction, and will destroy any related electronic files, to the extent commercially feasible.

                                    ARTICLE 9

                                 INDEMNIFICATION

      SECTION 9.1. INDEMNIFIED LOSSES. For the purpose of this Article 9 and when used elsewhere in this Agreement, "Losses" shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including those resulting from any and all actions, suits, proceedings, demands, assessments or judgments, together with reasonable costs and expenses including the attorneys' fees and other legal costs and expenses relating thereto.

      SECTION 9.2. INDEMNIFICATION BY SELLER. Seller hereby agrees to indemnify and hold harmless Buyer against and in respect of any Losses which arise out of or result from:

      (a) any breach by Seller of any representation or warranty of Seller made herein or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

      (b) any breach by Seller of any covenant or obligation of Seller in this Agreement or in any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement, including without limitation, the Transition Services Agreement and the Non-Competition Agreement;

      (c) any liability or obligation of Seller, its Affiliates or the Business as operated through the Closing Date or otherwise arising out of the ownership or operation of Seller, its Affiliates, the Business or the Purchased Assets prior to the Closing, other than the Assumed Liabilities, whether or not such liability or obligation was disclosed to Buyer, including, without limitation, sales and use Taxes for all periods ending on or prior to the Closing Date; and

      (d) as provided in Section 9.4 hereof.

      SECTION 9.3. INDEMNIFICATION BY BUYER. Subject to the limitations set forth in this Article 9, Buyer agrees to indemnify and hold harmless Seller against and in respect of any Losses which arise out of or result from:

      (a) any breach by Buyer of any representation or warranty of Buyer made herein or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

      (b) any breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

      (c) the Assumed Liabilities; and

      (d) as provided in Section 9.5 hereof.

      SECTION 9.4. THIRD PARTY CLAIMS AGAINST BUYER. Seller further agrees to indemnify and hold Buyer harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring prior to the Closing and related to Seller, its Affiliates, the Business or the Purchased Assets, including, without limitation, any and all Losses attributable to goods, products and services provided by the Business or Seller or its Affiliates prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

      SECTION 9.5. THIRD PARTY CLAIMS AGAINST SELLER. Subject to the limitations set forth in this Article 9, Buyer further agrees to indemnify and hold Seller harmless from and against any and all Losses resulting from causes of action or claims of any kind asserted by unrelated third parties arising from any liability of any nature incurred in connection with any action, suit, proceeding, claim or demand by any person or entity where any of the alleged or actual breach, default, act, omission or other grounds therefore is attributable to events occurring after the Closing and related to Buyer or the Purchased Assets, whether or not such litigation, proceeding or claim is pending, threatened, or asserted before, on or after the Closing Date.

      SECTION 9.6. PROCEDURES; NO WAIVER; EXCLUSIVITY. All claims for indemnification by a party pursuant to this Article 9 in connection with an action, suit or proceeding shall be made in accordance with the provisions of this Section 9.6. The party entitled to indemnification under this Article 9 (the "Indemnified Person") shall give prompt written notification to the Person obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 9 may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Article 9 except to the extent of any damage or liability caused solely by or arising out of such delay. Within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided (i) the Indemnifying Person acknowledges in writing to the Indemnified Person that the Indemnifying Person shall indemnify the Indemnified Person with respect to all elements of such action, suit or proceeding and any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding, and (ii) the third party seeks monetary damages only. If the Indemnifying Person does not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Indemnifying Person assumes control of such defense and the Indemnified Person is advised by counsel in writing that the Indemnifying Person and the Indemnified Person may have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Losses" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. An Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld or delayed. The Indemnifying Person shall not agree to any settlement or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld (it being understood that it is reasonable to withhold such consent if, among other things, the settlement or the entry of a judgment
(A) lacks a complete release of the Indemnified Person for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnified Person).

      SECTION 9.7. SET-OFF. (a) Buyer shall be entitled to a set-off against the Escrow Funds for any amounts payable to Buyer pursuant to this Article 9 or under Section 2.3 or Section 2.4 (a "Claimed Set-Off"). Nothing in this Section
9.7 shall be construed or interpreted as a limitation on Buyer's right to indemnification in accordance with this Article 9.

      (b) Buyer shall give Seller written notice of any Claimed Set-Off. Except in the case of a Claimed Set-Off made pursuant to Section 2.3 or 2.4 of this Agreement, Seller shall have thirty (30) days from the date of Buyer's written notice to object to the Claimed Set-Off. Seller shall make any objection to a Claimed Set-Off in writing and shall forward the same to both Buyer and the Escrow Agent in the case of a claim against the Escrow Funds (an "Escrow Claim"). If Seller does not timely object to an Escrow Claim, or in the case of any Claimed Set-Off made pursuant to Section 2.3 or 2.4 of this Agreement (which Claimed Set-Off shall not be made until the Final Net Current Assets or the Receivable Shortfall, as applicable, have been determined in accordance with
Section 2.3 or 2.4, as applicable), Buyer may give unilateral written notice to the Escrow Agent to release a portion of the Escrow Funds equivalent to the Claimed Set-Off, which written notice in the case of a Claimed Set-Off made pursuant to Section 2.3 or 2.4 of this Agreement shall include a certification by Buyer that the Final Net Current Assets or the Receivable Shortfall have been finally determined in accordance with Section 2.3 or 2.4, as applicable. Seller hereby acknowledge that such written notice shall be sufficient to authorize the Escrow Agent to release the Escrow Funds as directed by Buyer.

      (c) If Seller does timely object to a Claimed Set-Off, except in the case of a Claimed Set-Off made pursuant to Section 2.3 or 2.4 of this Agreement, the Escrow Agent shall not release any portion of the Escrow Funds to Buyer until the Escrow Agent receives instructions which are signed by Buyer and Seller, or until the dispute has been definitively resolved by court proceedings. If Seller does timely object and Seller and Buyer are unable to agree to the amount of the Claimed Set-Off within thirty (30) days, either Seller or Buyer may institute court proceedings for a determination of the amount of the Claimed Set-Off. If Seller objects to a Claimed Set-Off, or during the pendency of Seller's thirty
(30) day notice period, Buyer may require the Escrow Agent to retain a portion of the Escrow Funds to cover an Escrow Claim by giving the Escrow Agent unilateral written notice to retain said portion of the Escrow Funds, which written notice Seller hereby acknowledges to be sufficient to authorize the Escrow Agent to retain said portion of the Escrow Funds as directed by Buyer, and in which event the Escrow Agent shall not release that portion of the Escrow Funds to Seller in accordance with the Escrow Agreement until the Escrow Agent receives instructions which are signed by both Buyer and Seller, or until the dispute has been definitively resolved by court proceedings.

      SECTION 9.8. SURVIVAL. All representations and warranties made by Seller and Buyer herein (except for those set forth in Sections 3.1, 3.2, 3.4, 4.1 and 4.2, which shall survive indefinitely, those set forth in Section 3.14, which shall survive for a period of five (5) years from the Closing Date and those set forth in Sections 3.16, 3.17 and 3.18, which shall survive until expiration of the applicable statute of limitation), or in any certificate, document, writing or instrument delivered pursuant to this Agreement, shall survive the Closing for a period of two (2) years following the Closing Date. No claim may be asserted under Section 9.2(a) or 9.3(a) with respect to breach of a representation or warranty after the two (2) year anniversary of the Closing Date (except for claims for breach of a representation or warranty set forth in Section 3.1, 3.2, 3.4, 3.14, 3.16, 3.17, 3.18, 4.1 or 4.2), provided that claims as to which written notice is given prior to such date may be prosecuted thereafter. The indemnity obligations set forth in Sections 9.2(b), (c) and (d), Sections 9.3(b) and (c), Section 9.4 and Section 9.5 shall survive indefinitely.

      SECTION 9.9. LIMITATIONS ON INDEMNIFICATION BY SELLER. Notwithstanding any other provision of this Article 9, Seller shall not be liable to Buyer under
Section 9.2(a) for breach of representations and warranties (a) until the total of all Losses with respect to such matters exceeds US$120,000.00, after which, subject to this Section 9.9, Seller shall be liable back to dollar one, such that such amount is a threshold and not a deductible (the "Threshold"), and (b) for Losses in excess of US$15,000,000.00 (the "Cap"), provided that Seller's liability under Section 9.2(a) for Losses that arise from the breach of the representations and warranties of Seller set forth in Sections 3.1, 3.2, 3.4 and
3.18 shall not be subject to the Cap. Nothing set forth in this Section 9.9 limits Seller's liability and obligations, and the Threshold and the Cap shall not apply to Seller's liability and obligations under Sections 2.3, 2.4, 9.2(b), 9.2(c), 9.2(d) or 9.4, or under any other Section or provision of this Agreement, except for Section 9.2(a), notwithstanding the fact that the facts or circumstances giving rise to a claim under any such Section also constitute a breach of a representation or warranty and/or give rise to a claim under Section 9.2(a).

      SECTION 9.10. EXCLUSIVE REMEDY. The provisions of this Article 9 set forth the sole and exclusive remedy of the parties hereto with respect to any matter or event described in this Article 9.

                                   ARTICLE 10

                                  MISCELLANEOUS

      SECTION 10.1. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and delivered personally or sent by overnight delivery, postage prepaid to the addresses set forth below:

      To Buyer:

               OS Acquisition Corp.
               c/o Open Solutions Inc.
               300 Winding Brook Drive
               Glastonbury, CT 06033
               Attention: Chief Financial Officer

      With a copy to:

               Thomas N. Tartaro, Esq.
               Vice President, General Counsel & Secretary
               Open Solutions Inc.
               300 Winding Brook Drive
               Glastonbury, CT 06033
      and

               Thomas Flynn, Esq.
               Shipman & Goodwin LLP
               One Constitution Plaza
               Hartford, CT 06103-1919

      To Seller:

               CGI Group Inc.
               1130 Sherbrooke Street West, Suite 500
               Montreal, Quebec H3A 2M8
               Canada
               Attn: Mr. Serge Godin, Chairman of the Board and Chief Executive Officer

      With a copy to:

              Jean-Rene Gauthier, Esq.
              McCarthy Tetrault
              Le Windsor
              1170 Peel Street
              Montreal, Quebec H3B 4S8
              Canada

      SECTION 10.2. ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto) constitutes the sole understanding of the parties with respect to the subject matter hereof.

      SECTION 10.3. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 10.4. PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns, provided that Seller may not assign or delegate this Agreement or any right, liability or obligation hereunder without Buyer's prior written consent and any assignment or delegation by Seller without the prior written consent of Buyer shall be void and of no force or effect.

      SECTION 10.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, U.S.A. without reference to its conflicts of laws principles.

      SECTION 10.6. SCHEDULES AND HEADINGS. All of the schedules and exhibits attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

      SECTION 10.7. AMENDMENT. This Agreement may be amended only by the parties hereto by any instrument in writing signed by or on behalf of each of the parties hereto.

      SECTION 10.8. WAIVER. Any term or provision of this Agreement may be waived only in writing by the party or parties who are entitled to the benefits being waived.

      SECTION 10.9. FACSIMILE SIGNATURES. Facsimile signatures shall be fully binding and effective for all purposes and shall be given the same effect as original signatures. If any party delivers a copy of this Agreement containing a facsimile signature, such party shall promptly forward copies containing original signatures to the other party; provided, however, that the copies containing the facsimile signatures shall remain binding even if the document containing original signatures is not sent to the other party.

      SECTION 10.10 PRESS RELEASE. Neither Buyer nor Seller shall make any public announcement or issue any press release relating to this Agreement, or any related agreements or transactions contemplated hereby or thereby, except in a form approved by the other party (which approval shall not be unreasonably withheld) provided however, that nothing herein shall prevent a party from making any disclosure required by law, subject to good faith efforts to obtain prior approval of the details and terms of such disclosure taking into account deadlines for compliance with the securities laws of Canada and the United States.

                 [THE NEXT SUCCEEDING PAGE IS A SIGNATURE PAGE.]

      IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

                                              CGI-AMS INC.
                                              (A DELAWARE CORPORATION)

                                              By:/s/ Andre Imbeau
                                                 ----------------
                                                 Name: Andre Imbeau
                                                 Title: Chief Financial Officer

                                              OS ACQUISITION CORP.

                                              By: /s/ Carl D. Blandino
                                                  --------------------
                                                  Name: Carl D. Blandino
                                                  Title: Secretary, Treasurer

                  [Signature Page to Asset Purchase Agreement]

                                OMITTED SCHEDULES

      Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, Open Solutions Inc. (the "Company") has, with respect to the Asset Purchase Agreement, dated as of March 10, 2005, between OS Acquisition Corp. and CGI-AMS Inc., omitted to file the schedules listed in the table of contents herewith. These schedules will be supplementally furnished to the Commission upon request.